Exhibit 5.2

October 20, 2022

Circle Internet Finance Public Limited Company

c/o Circle Internet Financial Limited

99 High Street, Suite 1701

Boston, MA 02110

Re: Registration Statement of Circle Internet Finance Public Limited Company on Form S-4

Ladies and Gentlemen:

We have acted as United States counsel to Circle Internet Finance Public Limited Company (f/k/a Circle Acquisition Public Limited Company), a public company limited by shares incorporated in Ireland (“Topco”), in connection with the registration by Topco with the United States Securities and Exchange Commission (the “Commission”) of 14,176,000 warrants entitling the holder to purchase one ordinary share (each, a “Topco Share”) of Topco at a price of USD $11.50 per Topco Share (the “New Topco Warrants”) per New Topco Warrant, pursuant to a Registration Statement on Form S-4, initially filed by Topco with the Commission on August 6, 2021 (as amended, the “Registration Statement”).

The New Topco Warrants will be governed by the Warrant Agreement dated December 7, 2020 between Concord Acquisition Corp, a Delaware corporation (“Concord”) and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”), pursuant to which the original warrants of Concord (the “Original Warrants”) were issued (the “Original Warrant Agreement”), as modified by an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”) to be entered into by and among Concord, Topco, the Warrant Agent and Computershare Trust Company, N.A., a federally chartered trust company and Computershare Inc., a Delaware corporation. Upon consummation of the business combination contemplated by that certain Transaction Agreement, dated February 16, 2022, by and among Concord, Topco, Topco (Ireland) Merger Sub, Inc., a Delaware corporation, and Circle Internet Financial Limited, a private company limited by shares incorporated in Ireland, and the execution and delivery of the Warrant Assumption Agreement, each outstanding Original Warrant will become one New Topco Warrant (the “Assignment and Assumption”).

We have examined the Original Warrant Agreement, the form of Warrant Assumption Agreement, and such other documents, and considered such legal matters, as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of Topco. We have assumed that each of Concord and the Warrant Agent is validly existing, has duly authorized, executed and delivered the Original Warrant Agreement, will duly authorize, execute and deliver the Warrant Assumption Agreement and had and/or has all requisite legal ability to do so. We have also assumed that pursuant to Irish law, Topco is validly existing, has the power to execute the Warrant Assumption Agreement, and will duly authorize, execute and deliver the Warrant Assumption Agreement and has all requisite legal ability to do so.

October 20, 2022

Based upon the foregoing, we are of the opinion that, upon the Assignment and Assumption and performance by all parties of their obligations under the Warrant Assumption Agreement and the Original Warrant Agreement, the New Topco Warrants will be legally binding obligations of Topco except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

The opinions expressed above are limited to the laws of the State of New York and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP